As filed with the Securities and Exchange Commission on May 3, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TIMBER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-3843182
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

110 Allen Road, Suite 401

Basking Ridge, NJ 07920

(908) 636-7160

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Koconis

Chief Executive Officer

Timber Pharmaceuticals, Inc.

110 Allen Road, Suite 401

Basking Ridge, NJ 07920

Tel: (908) 636-7160

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to the agent for service, to:

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Tel: (212) 262-6700

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer:	☐

Non-accelerated filer:	☒	Smaller reporting company:	☒

		Emerging growth company:	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.001 per share	7,823,410	(1)(2)	$1.555	(3)	$12,165,402.55	(3)	$1,327.25

(1)	The 7,823,410 shares of common stock issuable upon exercise of the Series A warrants are to be offered by certain of the selling stockholders named herein, which Series A warrants were issued on June 2, 2020 to such selling stockholders pursuant to that certain Securities Purchase Agreement, dated as of March 27, 2020, by and among the Registrant, Timber Pharmaceuticals LLC, a Delaware limited liability company, and the investors listed on the Schedule of Buyers attached thereto.
(2)	Pursuant to Rule 416 under the Securities Act, this registration statement covers an indeterminate number of shares that may be issued upon stock splits, stock dividends or similar transactions.
(3)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of the registrant’s Common Stock, as reported on the NYSE American on April 30, 2021, a date within five business days prior to the initial filing of this registration statement on May 3, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement is effective. This prospectus is not an offer to sell these securities and does not solicit an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, preliminary prospectus dated May 3, 2021

TIMBER PHARMACEUTICALS, INC.

7,823,410 Shares of Common Stock

This prospectus of Timber Pharmaceuticals, Inc., a Delaware corporation (the “Company” or “Timber”), relates solely to the resale by the investors listed in the section of this prospectus entitled “Selling Stockholders” (the “Selling Stockholders”) of up to 7,823,410 shares of our common stock (“Common Stock”), par value $0.001 per share (the “Warrant Shares”) issuable upon exercise of outstanding warrants to purchase Common Stock (the “Series A Warrants”) issued by us on June 2, 2020, pursuant to that certain Securities Purchase Agreement, dated as of March 27, 2020, by and among the Company, Timber Pharmaceuticals LLC, a Delaware limited liability company (“Timber Sub”), and the investors named therein (the “Investors”), as amended (the “Securities Purchase Agreement”).

The Series A Warrants have an exercise price of $1.16 per share, were exercisable upon issuance and will expire on the day following the later to occur of (i) June 2, 2025 and (ii) the date on which the Series A Warrants have been exercised in full (without giving effect to any limitation on exercise contained therein) and no shares remain issuable thereunder. We are registering the resale of the Warrant Shares pursuant to the Waiver Agreements we entered into with the Selling Stockholders on November 19, 2020 (the “Waiver Agreements”) and the Amended and Restated Registration Rights Agreement, dated July 17, 2020, among the Company and the Selling Stockholders. As of April 26, 2021, there are 16,701,824 Warrant Shares underlying the Series A Warrants. See “Description of Capital Stock—Warrants.”

Our common stock is presently listed on The NYSE American, LLC (the “NYSE American”) under the symbol “TMBR”. On April 30, 2021, the last reported sale price of our Common Stock on the NYSE American was $1.58 per share. Our common stock has recently experienced extreme volatility in price and trading volume. For example, on March 4, 2021 and March 11, 2021, the closing price of our common stock on the NYSE American was $1.66 and $3.55, respectively, and daily trading volume on these days was approximately 3.5 million and 143.7 million shares, respectively. During this period, there were no recent changes in our financial condition or results of operations that were consistent with the recent change in our stock price. Investors that purchase shares of our common stock may lose a significant portion of their investments if the price of our common stock declines. Please see the section of this prospectus supplement titled “Risk Factors.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange. You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus carefully before you invest.

Our registration of the Warrant Shares covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Warrant Shares. The Selling Stockholders may sell the Warrant Shares covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution” of this prospectus. We will not receive any of the proceeds from the Warrant Shares sold by the Selling Stockholders, other than any proceeds from any cash exercise of the Series A Warrants.

No underwriter or other person has been engaged to facilitate the sale of the Warrant Shares in this offering. The Selling Stockholders may, individually but not severally, be deemed to be an “underwriter” within the meaning of the Securities Act, of the Warrant Shares that they are offering pursuant to this prospectus. We will bear all costs, expenses and fees in connection with the registration of the Warrant Shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Warrant Shares.

Investing in our securities involves risk. You should carefully consider the risks that we have described under the section captioned “Risk Factors” in this prospectus on page 8 before buying our Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2021

Timber Pharmaceuticals, Inc. and its consolidated subsidiaries are referred to herein as “Timber,” “the Company,” “we,” “us” and “our,” unless the context indicates otherwise.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus and any future prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or such prospectus supplement or that the information contained by reference to this prospectus or any prospectus supplement is correct as of any time after its date.

FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus may include forward-looking statements that reflect our current views with respect to our research and development activities, business strategy, business plan, financial performance and other future events. These statements include forward-looking statements both with respect to us, specifically, and the biotechnology sector, in general. We make these statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “estimate,” “may,” “should,” “anticipate,” “will” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

All forward-looking statements involve inherent risks and uncertainties, and there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, those factors set forth under the caption “Risk Factors” in this prospectus supplement and in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus supplement. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materializes, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we anticipate. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this Note. Before purchasing any of our securities, you should consider carefully all of the factors set forth or referred to in this prospectus that could cause actual results to differ.

PROSPECTUS SUMMARY

The following summary highlights some information from this prospectus. It is not complete and does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus, including the “Risk Factors” section on page 8, the consolidated financial statements and related notes and the other more detailed information appearing elsewhere or incorporated by reference into this prospectus.

The Company

We are a clinical-stage biopharmaceutical company focused on the development and commercialization of treatments for orphan dermatologic diseases. Our investigational therapies have proven mechanisms-of-action backed by decades of clinical experience and well-established CMC (chemistry, manufacturing and control) and safety profiles. We are initially focused on developing non-systemic treatments for rare dermatologic diseases including congenital ichthyosis, facial angiofibromas (“FAs”) in tuberous sclerosis complex (“TSC”), and scleroderma. Our lead programs are TMB-001, TMB-002 and TMB-003.

TMB-001

TMB-001, a patented topical formulation of isotretinoin, is currently being evaluated in a Phase 2b clinical trial for the treatment of moderate to severe subtypes of congenital ichthyosis (“CI”), a group of rare genetic keratinization disorders that lead to dry, thickened, and scaling skin. A prior Phase 1/2 study involving 19 patients with CI demonstrated safety and a signal of preliminary efficacy of TMB-001, as well as minimal systemic absorption. In 2018, the FDA awarded us the first tranche of a $1.5 million grant in the amount of $500,000 to support clinical trials evaluating TMB-001 through its Orphan Products Grant program. In March 2020 and March 2021, the FDA awarded us the second and third tranches of the grant, respectively, each in the amount of $500,000.

On July 1, 2020, we announced that all 11 sites across the United States and Australia in the Phase 2b CONTROL study evaluating TMB-001 in patients with moderate to severe CI were enrolling patients. As of December 31, 2020, all sites participating in a Phase 2b clinical trial evaluating TMB-001 were opened and enrolling patients. On March 15, 2021, we announced that 50% of patients in the Phase 2b clinical trial have been enrolled. We continue to anticipate topline data readout in Q3 for the Phase IIb TMB-001 trial. We are currently evaluating the sample size, including a potential reduction, in order to maintain forward progress towards phase III.

On December 15, 2020, we announced that we had received a notice of allowance from the U.S. Patent and Trademark Office (USPTO) for a Company patent application covering TMB-001 (U.S. Patent Application No.: 15/772,456) and the application subsequently issued on February 10, 2021 as US 10,933,018.

On April 28, 2021, we announced that the Japanese Patent Office had decided to grant a patent (No. 2018542677) for TMB-001.

TMB-002

TMB-002, a proprietary topical formulation of rapamycin, is currently being evaluated in a Phase 2b clinical trial for the treatment of FAs in TSC, a multisystem genetic disorder resulting in the growth of hamartomas in multiple organs. TSC results from dysregulation in the mTOR pathway, and as a topical mTOR inhibitor, TMB-002 may address FAs in TSC without the level of systemic absorption of an oral agent.

The impact of the worldwide spread of a novel strain of coronavirus (“COVID-19”) has been unprecedented and unpredictable. Site activation and patient enrollment have been impacted by the COVID-19 pandemic in the TMB-002 study, especially at our contracted test sites in Eastern Europe. We are expecting that there will be some delay to the completion of recruitment and in the topline data readout for the TMB-002 program and we are currently working with our partners and the sites to better qualify this situation. We fully expect recruitment to be completed by the end of Q3 2021. The Company is also continuing to assess the effect of COVID-19 on the TMB-002 study as well as the Company’s overall operations by monitoring the spread of COVID-19 and the actions implemented to combat the virus throughout the world. The Company’s assessment of the impact of COVID-19 may change in the future.

On March 17, 2021, we announced that AFT Pharmaceuticals Limited (“AFT”), one of our development partners, entered into a license and supply agreement with Desitin Arzneimittel GmbH (“Desitin”) for Pascomer® (TMB-002 topical rapamycin) for the treatment of FAs associated with TSC in Europe. Pursuant to the AFT Licensing and Development Agreement, we are entitled to receive a significant percentage of the economics (royalties and milestones) in any licensing transaction that AFT executes outside of North America, Australia, New Zealand, and Southeast Asia for licensing rights to TMB-002. The current transaction with Desitin is included in the scope of this provision.

TMB-003

TMB-003, a proprietary formulation of sitaxsentan, a new chemical entity in the U.S., which is a selective endothelin-A receptor antagonist, is currently in preclinical development as a locally applied formulation for the treatment of scleroderma, a rare connective tissue disorder characterized by abnormal thickening of the skin.

On January 12, 2021, we announced that the FDA has granted orphan drug designation for TMB-003, our locally delivered formulation of Sitaxsentan, for the treatment of systemic sclerosis.

BPX-01 and BPX-04

Pursuant to the Merger Agreement (as defined below), BPX-01 (Topical Minocycline, 2%) and BPX-04 (Topical Minocycline, 1%) were added to our portfolio. BPX-01 and BPX-04 are assets currently in development for acne vulgaris and papulopustular rosacea, respectively. On July 22, 2020, we announced that we had received notice from the European Patent Office that it intends to grant a patent for the Company’s topical composition of pharmaceutical tetracycline (including minocycline) for dermatological use (European Patent Application No. 16714168.8) and the application subsequently issued on December 16, 2020 as EP 3273940. Patents covering the BPX-01 and BPX-04 assets have previously been granted in the United States, South Africa, and Australia, among other countries. We are currently evaluating our strategic options regarding these assets.

On September 15, 2020, we announced that we had received a notice of allowance from the USPTO for a Company patent application covering BPX-01 and BPX-04 (U.S. Patent Application No.: 16/514,459) and the application subsequently issued on January 5, 2021 as US 10,881,672.

The Merger, Reverse Stock Split and Name Change

On May 18, 2020, we completed our business combination with Timber Sub, in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of January 28, 2020, as amended, by and among Timber, Timber Sub and BITI Merger Sub Inc., a wholly-owned subsidiary of Timber (“Merger Sub”) (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Timber Sub, with Timber Sub surviving as a wholly owned subsidiary of Timber (the “Merger”).

In connection with, and immediately prior to the completion of, the Merger, we effected a reverse stock split of our Common Stock at a ratio of 1-for-12 (the “Reverse Stock Split”). Under the terms of the Merger Agreement, after taking into account the Reverse Stock Split, we issued shares of Common Stock to Timber Sub’s unitholders at an exchange rate of 629.57 shares of Common Stock for each Timber Sub common unit outstanding immediately prior to the Merger. In connection with the Merger, we changed our name from “BioPharmX Corporation” to “Timber Pharmaceuticals, Inc.,” and the business conducted by the Company became the business conducted by Timber Sub.

Private Placement of Common Stock and Warrants

On May 18, 2020, Timber and Timber Sub completed a private placement transaction (the “Pre-Merger Financing”) with the Investors pursuant to the Securities Purchase Agreement for an aggregate purchase price of approximately $25.0 million (comprised of (i) approximately $5 million credit with respect to the senior secured notes issued in connection with the bridge loan that certain of the Investors made to Timber Sub at the time of the execution of the Merger Agreement and (ii) approximately $20 million in cash from the Investors).

Pursuant to the Pre-Merger Financing, (i) Timber Sub issued and sold to the Investors common units of Timber Sub which converted pursuant to the exchange ratio in the Merger into an aggregate of approximately 4,137,509 shares (the “Converted Shares”) of Common Stock; and (ii) the Company agreed to issue to each Investor, on the tenth trading day following the consummation of the Merger, (A) Series A Warrants representing the right to acquire shares of Common Stock equal to 75% of the sum of (a) the number of Converted Shares issued to the Investor, without giving effect to any limitation on delivery contained in the Securities Purchase Agreement, and (b) the number of shares of Common Stock underlying the Series B Warrants issued to the Investor (the “Series B Warrants”) and (B) the Series B Warrants. On June 2, 2020, pursuant to the terms of the Securities Purchase Agreement, the Company issued the Series A Warrants and the Series B Warrants.

In addition, pursuant to the terms of the Securities Purchase Agreement, dated as of January 28, 2020 between Timber Sub and several of the Investors, the Company issued to such purchasers, on May 22, 2020, warrants to purchase 413,751 shares of Common Stock (the “Bridge Warrants”) which have an exercise price of $2.2362 per share.

Pursuant to the Waiver Agreements we entered into with the Selling Stockholders on November 19, 2020, (A) the exercise price of the Series A Warrants was definitively set at $1.16 per share, (B) the number of shares underlying all of the Series A Warrants was definitively set at 20,178,214 and (C) the number of shares underlying all of the Series B Warrants was definitively set at 22,766,776. As of March 4, 2021, all Series B Warrants had been exercised in full.

Corporate Information

Our principal offices are located at 110 Allen Road, Suite 401, Basking Ridge, NJ, and our telephone number is (908) 636-7160. Our website address is www.timberpharma.com. Our website and the information contained on, or that can be accessed through, our website shall not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our Common Stock.

This Offering

We are registering for resale by the Selling Stockholders named herein the 7,823,410 Warrant Shares as described below.

Securities being offered:	7,823,410 shares of our Common Stock issuable under the Series A Warrants.

Use of proceeds:	We will not receive any of the proceeds from the sale or other disposition of shares of our Common Stock by the Selling Stockholders.

Market for Common Stock:	Our Common Stock is listed on the NYSE American under the symbol “TMBR.” On April 30, 2021, the last reported sale price of our Common Stock on the NYSE American was $1.58 per share.

Risk factors:	See “Risk Factors” beginning on page 8 for risks you should consider before investing in our shares.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks, uncertainties and other factors set forth below and described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and any subsequent updates described in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before investing in any of our securities. Our financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that you may face.

For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

The market price of our common stock has been extremely volatile and may continue to be volatile due to numerous circumstances beyond our control.

The market price of our common stock has fluctuated, and may continue to fluctuate, widely, due to many factors, some of which may be beyond our control. These factors include, without limitation:

•	“short squeezes”;

•	comments by securities analysts or other third parties, including blogs, articles, message boards and social and other media;

•	large stockholders exiting their position in our common stock or an increase or decrease in the short interest in our common stock;

•	actual or anticipated fluctuations in our financial and operating results;

•	risks and uncertainties associated with the ongoing COVID-19 pandemic;

•	the timing and allocations of new product candidates;

•	public perception of our product candidates and competitive products; and

•	overall general market fluctuations.

Stock markets in general and our stock price in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies and our company. Our common stock has recently experienced extreme volatility in price and trading volume. For example, on March 4, 2021 and March 11, 2021, the closing price of our common stock on the NYSE American was $1.66 and $3.55, respectively, and daily trading volume on these days was approximately 3.5 million and 143.7 million shares, respectively. During this period, there were no recent changes in our financial condition or results of operations that were consistent with the change in our stock price. In particular, a proportion of our common stock has been and may continue to be traded by short sellers which may put pressure on the supply and demand for our common stock, further influencing volatility in its market price. Additionally, these and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.

A “short squeeze” due to a sudden increase in demand for shares of our common stock that largely exceeds supply could lead to extreme price volatility in shares of our common stock.

Investors may purchase shares of our common stock to hedge existing exposure or to speculate on the price of our common stock. Speculation on the price of our common stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our common stock available for purchase on the open market, investors with short exposure may have to pay a premium to repurchase shares of our common stock for delivery to lenders of our common stock. Those repurchases may in turn, dramatically increase the price of our common stock until additional shares of our common stock are available for trading or borrowing. This is often referred to as a “short squeeze.” A proportion of our common stock has been and may continue to be traded by short sellers which may increase the likelihood that our common stock will be the target of a short squeeze. A short squeeze could lead to volatile price movements in shares of our common stock that are unrelated or disproportionate to our operating performance or prospectus and, once investors purchase the shares of our common stock necessary to cover their short positions, the price of our common stock may rapidly decline. Investors that purchase shares of our common stock during a short squeeze may lose a significant portion of their investment.

Enrollment and retention of patients in clinical trials is an expensive and time-consuming process and could be made more difficult or rendered impossible by multiple factors outside our control.

We may encounter delays or difficulties in enrolling, or be unable to enroll, a sufficient number of patients to complete any of our clinical trials on its current timelines, or at all, and even once enrolled we may be unable to retain a sufficient number of patients to complete any of our trials. Enrollment in our clinical trials may be slower than we anticipate, leading to delays in our development timelines. For example, due to the COVID-19 pandemic, we have experienced delays to the completion of recruitment and in the topline data readout for the TMB-002 program and we are currently working with our partners and the sites regarding the extent of such delays. We anticipate recruitment to be completed by the end of the third quarter of 2021. Further, we may face additional difficulties enrolling or maintaining a sufficient number of patients in our clinical trials due to the existing alternative treatments approved for the treatment of any of our targeted indications, such as topical corticosteroids or topical steroid-free therapies for atopic dermatitis or psoriasis, as patients may decline to enroll or decide to withdraw from our clinical trials due to the risk of receiving placebo. Patient enrollment and retention in clinical trials depends on many factors, including the size of the patient population, the nature of the trial protocol, our ability to recruit clinical trial investigators with the appropriate competencies and experience, the existing body of safety and efficacy data with respect to the study drug, the number and nature of competing treatments and ongoing clinical trials of competing drugs for the same indication, the proximity of patients to clinical sites, the eligibility criteria for the trial and the proportion of patients screened that meets those criteria, our ability to obtain and maintain patient consents, and our ability to successfully complete prerequisite studies before enrolling certain patient populations.

Furthermore, any negative results or new safety signals we may report in clinical trials of our product candidates may make it difficult or impossible to recruit and retain patients in other clinical trials. Similarly, negative results reported by our competitors about their drug candidates may negatively affect patient recruitment in our clinical trials. Also, marketing authorization of competitors in this same class of drugs may impair our ability to enroll patients into our clinical trials, delaying or potentially preventing it from completing recruitment of one or more of our trials.

Delays or failures in planned patient enrollment or retention may result in increased costs, program delays or both, which could have a harmful effect on our ability to develop our product candidates or could render further development impossible. In addition, we expect to rely on CROs and clinical trial sites to ensure proper and timely conduct of our future clinical trials, and, while we intend to enter into agreements governing their services, we will be limited in our ability to compel their actual performance.

USE OF PROCEEDS

We will receive no proceeds from the sale of Warrant Shares by the Selling Stockholders. We will incur all costs associated with the preparation and filing of the registration statement of which this prospectus is a part. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of Warrant Shares offered hereby will be borne by the applicable Selling Stockholders.

SELLING STOCKHOLDERS

The shares of Common Stock, or the Warrant Shares, being offered by the Selling Stockholders are those issuable to the Selling Stockholders, upon exercise of the Series A Warrants. For additional information regarding the issuances of those Warrant Shares and the Series A Warrants, see “Private Placement of Common Stock and Warrants” above. We are registering the Warrant Shares in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of Common Stock and warrants, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock owned by each Selling Stockholder as of April 26, 2021, without regard to any limitations on exercises. The third column lists the Warrant Shares being offered by this prospectus by the Selling Stockholders. The fifth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus, and is based on 36,659,685 shares of Common Stock outstanding on April 26, 2021.

Under the terms of the Series A Warrants, a Selling Stockholder may not exercise the warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination Common Stock issuable upon exercise of the warrants which have not been exercised. The numbers of shares in the second and fourth columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Securityholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Shares of Common Stock Beneficially Owned After Offering (1)(2)
Altium Growth Fund, LP (3)	6,085,289	5,878,414	206,875	*
Hudson Bay Master Fund Ltd.(4)	1,949,834	1,944,996	4,838	*

*	Represents less than 1%

(1)	Beneficial ownership includes shares of Common Stock as to which a person or group has sole or shared voting power or dispositive power. Shares of Common Stock registered hereunder, as well as shares of Common Stock subject to options, warrants or convertible preferred stock that are exercisable or convertible within 60 days of April 26, 2021, are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such shares of Common Stock, options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.

(2)	Percentage gives effect to any limitations on exercises contained in the warrants.

(3)	The number of shares consists of 5,878,414 shares of Common Stock issuable upon exercise of Series A Warrants and 206,875 shares of Common Stock issuable upon exercise of the Bridge Warrants, in each case without regard to any limitations on exercises. Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth Fund, LP. Each of Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these shares.

(4)	The number of shares consists of 1,944,996 shares of Common Stock issuable upon exercise of Series A Warrants and 4,838 shares of Common Stock usable upon exercise of BioPharmX legacy warrants, without regard to any limitations on exercises. Hudson Bay Capital Management LP, the Investment Manager of Hudson Bay Master Fund Ltd. has voting and dispositive power over the securities of the company held by such entity. Sander Gerber is the Managing Member of Hudson Bay Capital GP LLC, which is the General Partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock, or the Warrant Shares, issued and issuable upon exercise of the Series A Warrants to permit the resale of the Warrant Shares by the holders of the Series A Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the Warrant Shares. We will bear all fees and expenses incident to our obligation to register the Warrant Shares.

The Selling Stockholders may sell all or a portion of the Warrant Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Warrant Shares are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Warrant Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of

●	such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the Selling Stockholders effect such transactions by selling Warrant Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the Warrant Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Warrant Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Warrant Shares in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver Warrant Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge Warrant Shares to broker-dealers that in turn may sell such shares. The Selling Stockholders may pledge or grant a security interest in some or all of the warrants or Warrant Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Warrant Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the Warrant Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer participating in the distribution of the Warrant Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Warrant Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Warrant Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Warrant Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Warrant Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any Selling Stockholder will sell any or all of the Warrant Shares registered pursuant to the registration statement, of which this prospectus form is a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Warrant Shares by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Warrant Shares to engage in market-making activities with respect to the Warrant Shares. All of the foregoing may affect the marketability of the Warrant Shares and the ability of any person or entity to engage in market-making activities with respect to the Warrant Shares.

We will pay all expenses of the registration of the Warrant Shares pursuant to the registration rights agreement, estimated to be $50,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution. Once sold under the registration statement, of which this prospectus forms a part, the Warrant Shares will be freely tradable in the hands of persons other than our affiliates.

DETERMINATION OF OFFERING PRICE

The prices at which the Warrant Shares covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of Common Stock, by negotiations between the Selling Stockholders and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue up to 460,000,000 shares of capital stock, including 450,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of undesignated preferred stock, no par value, as to which 2,500 shares have been designated as Series A Preferred Stock. As of April 26, 2021, we had 36,659,685 shares of Common Stock and 1,819 shares of preferred stock issued and outstanding.

The additional shares of our authorized stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our Common Stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock. You should refer to our certificate of incorporation, as amended and bylaws, both of which are on file with the SEC as exhibits to previous SEC filings, for additional information. The summary below is qualified by provisions of applicable law.

Common Stock

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for any matter in our certificate of incorporation. Accordingly, pursuant to our certificate of incorporation, holders of a majority of the shares of our Common Stock will be able to elect all of our directors. Our Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock. As of April 26, 2021, we had outstanding options to purchase an aggregate of 200,237 shares of our Common Stock, with a weighted-average exercise price of $8.58 per share. As of April 26, 2021, there were Value Appreciation Rights payable in 367,670 shares of Common Stock. As of April 26, 2021, we had outstanding warrants to purchase an aggregate of 17,329,621 shares of our Common Stock, with a weighted-average exercise price of $2.25 per share.

In connection with our September 2016 public offering of warrants, or the 2016 Warrants, to Roth Capital Partners and certain designees of Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, the holders of Common Stock underlying such warrants were entitled to rights with respect to the registration of such shares under the Securities Act. In January 2017, we issued additional warrants, or the 2017 Warrants, to Rodman & Renshaw pursuant to a letter agreement. In August 2017, a shelf registration statement with respect to the 2016 Warrants and the 2017 Warrants was filed and declared effective by the SEC. We are required to use commercially reasonable efforts to cause such registration statement to remain continuously effective for a period that will terminate upon the earlier of (i) the date on which all such Common Stock has been disposed of pursuant to such registration statement, or (ii) the date on which all such Common Stock is sold in a transaction that is exempt from registration pursuant to Rule 144 or a transaction in which such selling stockholders’ rights under the registration rights agreement are not assigned; provided, however, that such requirement shall not apply during any period in which all the shares of Common Stock then outstanding and held by selling stockholders may be sold under Rule 144 without restriction, including volume limitations or manner of sale restrictions.

Preferred Stock

As of April 26, 2021, 1,819 shares of our Series A Preferred Stock are issued, outstanding and currently redeemable at the option of the Series A Preferred Stock holder and no such shares were subject to outstanding options or other rights to purchase or acquire. Redemption is subject to certain limitations under Delaware law, so that our ability to pay the redemption price to such holder is or may be limited. Additional shares of preferred stock may be issued in one or more series from time to time by our board of directors, and the board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of preferred stock. Subject to the determination of our board of directors, any shares of our preferred stock that may be issued in the future would generally have preferences over our Common Stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up.

The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Timber, which could depress the market price of our Common Stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation, as amended, and Bylaws, as amended, contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control. These provisions are as follows:

●	they provide that special meetings of stockholders may be called only by a majority of our board of directors or an officer instructed by the directors to call a special meeting, thus prohibiting a stockholder from calling a special meeting;

●	they authorize our board of directors to fill vacant directorships, including newly created seats;

●	they can be amended or repealed by unanimous written consent of our board of directors;

●	they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our board of directors; and

●	they allow us to issue, without stockholder approval, up to 10,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of our Common Stock.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

●	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three (3) years prior to the determination of interested stockholder status, owned fifteen percent (15%) or more of a corporation’s outstanding voting securities.

Potential Effects of Authorized but Unissued Stock

We have shares of Common Stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved Common Stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in our Certificate of Incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Warrants

Series A Warrants

The Series A Warrants have an exercise price of $1.16 per share, were exercisable upon issuance and will expire on the day following the later to occur of (i) June 2, 2025 and (ii) the date on which the Series A Warrants have been exercised in full (without giving effect to any limitation on exercise contained therein) and no shares remain issuable thereunder. As of April 26, 2021, the Series A Warrants are exercisable for 16,701,824 shares of Common Stock in the aggregate.

Pursuant to the Series A Warrants, the Company has agreed not to enter into, allow or be party to certain fundamental transactions, generally including any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, or reclassification of the Common Stock (a “Fundamental Transaction”) until May 1, 2021. Thereafter, upon any exercise of a Series A Warrant, the holder shall have the right to receive, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of a Fundamental Transaction, at the option of the holder (without regard to any limitation on the exercise of the Series A Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Series A Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation on the exercise of the Series A Warrant). For purposes of any such exercise, the determination of the exercise price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the exercise price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of the Series A Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under the Series A Warrants, upon which the Series A Warrants shall become exercisable for shares of Common Stock, shares of the Common Stock of the Successor Entity or the consideration that would have been issuable to the holders had they exercised the Series A Warrants prior to such Fundamental Transaction, at the holders’ election.  Additionally, at the request of a holder delivered before the 90th day after the consummation of a Fundamental Transaction, the Company must purchase such holder's warrant for the value calculated using the Black-Scholes option pricing model as of the day immediately following the public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated.

The Series A Warrants also contain a “cashless exercise” feature that allows the holders to exercise the Series A Warrants without making a cash payment in the event that there is no effective registration statement registering the shares issuable upon exercise of the Series A Warrants. The Series A Warrants are subject to a blocker provision which restricts the exercise of the Series A Warrants if, as a result of such exercise, the holder, together with its affiliates and any other person whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act would beneficially own in excess of 4.99% or 9.99% of the outstanding Common Stock (including the shares of Common Stock issuable upon such exercise), as such percentage ownership is determined in accordance with the terms of the Series A Warrants.

If the Company fails to issue to a holder of Series A Warrants the number of shares of Common Stock to which such holder is entitled upon such holder’s exercise of the Series A Warrants, then the Company shall be obligated to pay the holder on each day while such failure is continuing an amount equal to 1.5% of the market value of the undelivered shares determined using a trading price of Common Stock selected by the holder while the failure is continuing and if the holder purchases shares of Common Stock in connection with such failure (“Series A Buy-In Shares”), then the Company must, at the holder’s discretion, reimburse the holder for the cost of such Series A Buy-In Shares or deliver the owed shares and reimburse the holder for the difference between the price such holder paid for the Series A Buy-In Shares and the market price of such shares, measured at any time of the holder’s choosing while the delivery failure was continuing.

Further, the Series A Warrants provide that, in the event that the Company does not have sufficient authorized shares to deliver in satisfaction of an exercise of a Series A Warrant, then unless the holder elects to void such attempted exercise, the holder may require the Company to pay an amount equal to the product of (i) the number of shares that the Company is unable to deliver and (ii) the highest volume-weighted average price of a share of Common Stock as quoted on the NYSE American during the period beginning on the date of such attempted exercise and ending on the date that the Company makes the applicable payment.

Registration Rights

In connection with the Pre-Merger Financing, Timber entered into a Registration Rights Agreement with the Investors (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, as amended, Timber was required to file an initial resale registration statement with respect to shares of Common Stock held by or issuable to the Investors pursuant to the Series A Warrants, Series B Warrants and the Bridge Warrants (the “Registrable Securities”), within 15 trading days after the closing of the Pre-Merger Financing, or June 16, 2020. On July 17, 2020, Timber and the Investors entered into an Amended and Restated Registration Rights Agreement, pursuant to which the Investors were given certain demand registration rights. Pursuant to the Waiver Agreements, the Investors exercised such demand registration rights, and Timber agreed to initially register 50% of the shares underlying the Series B Warrants. Pursuant to the Waiver Agreements, the Inventors have been granted two additional demand registrations with respect to any remaining Registrable Securities not yet registered.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare. The transfer agent address is Computershare, 520 Pike Street Suite 1305, Seattle, WA 98101, (206) 674-3050.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Lowenstein Sandler LLP, Roseland, New Jersey. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements of Timber Pharmaceuticals, Inc. as of December 31, 2020 and 2019, and for the year ended December 31, 2020 and the period from February 26, 2019 (Inception) through December 31, 2019, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

DISCLOSURE OF COMMISSION POSITION

ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by us or in our right) by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that we similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by is or in our right to procure judgment in our favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation, as amended, limits the liability of our directors to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with certain of our directors and officers whereby we have agreed to indemnify those directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interests of the Company.

We have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers who, by reason of the fact that he or she is one of our officers or directors of our company, is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, related to their board role with the company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the securities being offered hereby. This prospectus does not contain all of the information in the registration statement and its exhibits. The registration statement, its exhibits and the documents incorporated by reference in this prospectus and their exhibits, all contain information that is material to the offering of the securities hereby. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete. You should refer to the exhibits that are a part of the registration statement in order to review a copy of the contract or documents. The registration statement and the exhibits are available at the SEC’s Public Reference Room or through its Website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. Additionally, you may access our filings with the SEC through our website at https://www.timberpharma.com/. The information on our website is not part of this prospectus.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

Timber Pharmaceuticals, Inc.

Attn: John Koconis, Chief Executive Officer and Chairman of the Board

110 Allen Road, Suite 401

Basking Ridge, NJ 07920

(908) 636-7160

You should rely only on the information in this prospectus and the additional information described above and under the heading “Incorporation of Certain Information by Reference” below. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus was accurate on the date of the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 23, 2021;

●	our Current Reports on Form 8-K dated January 12, 2021, January 19, 2021, February 4, 2021 (other than any portions thereof deemed furnished and not filed), March 16, 2021, and March 17, 2021, April 16, 2021, April 23, 2021 and April 28, 2021;

●	our definitive Proxy Statement on Schedule 14A, filed with the SEC on April 23, 2021 (solely with respect to those portions incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020), as supplemented by the Proxy Supplement on Schedule 14A, filed with the SEC on April 29, 2021; and

●	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC on June 1, 2015 under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Additional Information,” above.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable in connection with the sale and distribution of the securities being registered. All amounts are estimates except the Securities and Exchange Commission (“SEC”) registration fee.

SEC Registration Fee	$1,327.25
Legal Fees and Expenses	30,000	*
Accounting Fees and Expenses	10,000	*
Printing	5,000	*
Miscellaneous	3,672.75	*

Total	$50,000

*	Estimated.

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

As permitted by the DGCL, our certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or
•	any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, our certificate of incorporation provides that the Company is required to indemnify each person that it has the power to indemnify to the fullest extent permitted by Section 145 of the DGCL.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

We have entered into indemnification agreements with all of our directors and named executive officers whereby we have agreed to indemnify those directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interests of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located on the page immediately following the signature page to this registration statement.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(a), (1)(b) and (1)(c) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)	If the registrant is relying on Rule 430B:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be a part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about registrant or its securities provided by or on behalf of the registrant; and

(d)	Any other communication that is an offer in the offering made by a registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Certificate of Incorporation (incorporated by reference to Exhibit 4.01 to our Registration Statement on Form S-8 (File No. 333-201708), filed with the SEC on January 26, 2015).

3.2	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.5 to our Annual Report on Form 10-K (File No. 001-37411), filed with the SEC on April 21, 2017).

3.3	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K (File No. 001-37411), filed with the SEC on April 26, 2019).

3.4	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to the Exhibit 3.1 to our Current Report on Form 8-K (File No. 001-37411), filed with the SEC on May 22, 2020).

3.5	Certificate of Amendment to Certificate of Incorporation, (incorporated by reference to the Exhibit 3.2 to our Current Report on Form 8-K (File No. 001-37411), filed with the SEC on May 22, 2020).

3.6	Amended and Restated Bylaws of BioPharmX Corporation (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K (File No. 001-37411), filed with the SEC on April 26, 2019).

4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.7 to our Registration Statement on Form S-8 (File No. 333-239216), filed with the SEC on June 16, 2020).

4.2	Amended and Restated Registration Rights Agreement, dated March 27, 2020, by and between Timber and the Purchasers named therein (incorporated by reference to Exhibit 4.1 to our Quarterly Report on Form 10-Q (File No. 001-37411), filed with the SEC on August 18, 2020)

4.3	Form of A Warrants to Purchase Common Stock (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K (File No. 001-37411), filed with the SEC on June 3, 2020).

4.4	Form of B Warrants to Purchase Common Stock (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K (File No. 001-37411), filed with the SEC on June 3, 2020).

4.5	Form of Bridge Warrants to Purchase Common Stock (incorporated by reference to Exhibit 4.20 to the Company’s Registration Statement on Form S-4/A (File No. 333-236526), filed with the SEC on March 30, 2020).

4.6	Form of Waiver Agreement (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K (File No. 001-37411), filed with the SEC on November 20, 2020).

5.1	Legal opinion Lowenstein Sandler LLP.*

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature page).*

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Basking Ridge, New Jersey as of May 3, 2021.

TIMBER PHARMACEUTICALS, INC.

By:	/s/ John Koconis
John Koconis
Chief Executive Officer and Chairman of the Board of Directors

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Koconis and Joseph Lucchese, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any amendments to this registration statement, and to sign any registration statement for the same offering covered by this registration statement, including post-effective amendments or registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming that each of said such attorneys-in-fact and agents or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Koconis	Chief Executive and Chairman of the Board of Directors
John Koconis	(Principal Executive Officer)	May 3, 2021
/s/ Joseph Lucchese	Chief Financial Officer
Joseph Lucchese	(Principal Financial and Accounting Officer)	May 3, 2021

/s/ David E. Cohen
David E. Cohen	Director	May 3, 2021

/s/ Gianluca Pirozzi
Gianluca Pirozzi	Director	May 3, 2021

/s/ Zachary Rome
Zachary Rome	Director	May 3, 2021

/s/ Edward Sitar
Edward Sitar	Director	May 3, 2021

/s/ Lubor Gaal
Lubor Gaal	Director	May 3, 2021